Exhibit 99.2

PepsiCo, Inc. and Subsidiaries

Schedule of Reclassified Operating Segment Data – Comparison of Core Results(a)

Supplemental Financial Information

(dollars in millions and unaudited)

	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	%Δ over PY
	2007	2008	2008	2008	2008	2008
Net Revenue

PepsiCo Americas Foods

Frito-Lay North America	$11,586	$2,730	$2,950	$3,057	$3,770	$12,507	8%

Quaker Foods North America	1,860	495	406	391	610	1,902	2%

Latin America Foods	4,872	971	1,523	1,544	1,857	5,895	21%

Total PAF	$18,318	$4,196	$4,879	$4,992	$6,237	$20,304	11%

PepsiCo Americas Beverages	$11,090	$2,360	$2,880	$2,923	$2,774	$10,937	(1)%

PepsiCo International

Europe	5,896	984	1,837	1,913	2,157	6,891	17%

Asia, Middle East & Africa	4,170	793	1,349	1,416	1,561	5,119	23%

Total PI	$10,066	$1,777	$3,186	$3,329	$3,718	$12,010	19%

Total Net Revenue	$39,474	$8,333	$10,945	$11,244	$12,729	$43,251	10%

Operating Profit(a)

PepsiCo Americas Foods

Frito-Lay North America	$2,873	$633	$735	$785	$914	$3,067	7%

Quaker Foods North America	568	166	122	134	191	613	8%

Latin America Foods	753	167	254	225	291	937	24%

Total PAF	$4,194	$966	$1,111	$1,144	$1,396	$4,617	10%

PepsiCo Americas Beverages	$2,499	$504	$681	$662	$468	$2,315	(7)%

PepsiCo International

Europe	864	119	283	314	244	960	11%

Asia, Middle East & Africa (b)	468	122	212	192	57	583	25%

Total PI	$1,332	$241	$495	$506	$301	$1,543	16%

Corporate	(772)	(154)	(163)	(152)	(182)	(651)	(16)%

Total Operating Profit(a)	$7,253	$1,557	$2,124	$2,160	$1,983	$7,824	8%

(a)

Core results are non-GAAP financial measures that exclude the mark-to-market net impact on commodity hedges recorded in 2008 and 2007 and the impact of restructuring and impairment charges recorded in 2008 and 2007 (including, for 2008, charges associated with our Productivity for Growth initiatives). See Exhibit 99.3 and the “Results of Operations - Division Review” within “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Exhibit 99.4 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

(b)

Full-year 2008 and 2007 includes $24 million and $12 million, respectively, of minority interest that will be reclassified on a retrospective basis below net income upon adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51, in the first quarter of 2009. The 2008 quarterly impact is as follows: $4 million in the first quarter, $6 million in the second quarter and $7 million in both the third and fourth quarters.